AUDIT COMMITTEE CHARTER
OF
RNK GLOBAL DEVELOPMENT ACQUISITION CORP.

Adopted: March 20, 2012

The responsibilities and powers of the Audit Committee of the Board of Directors (the “Board”) of RNK Global Development Acquisition Corp. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Audit Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The purpose of the Audit Committee shall be to assist the Board in monitoring (i) the integrity of the annual and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee shall also review and approve all related-party transactions and prepare the annual report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

II.	COMMITTEE MEMBERSHIP

The Audit Committee shall consist of at least three members of the Board, absent a temporary vacancy, as determined from time to time by the Board. Each member shall meet the independence and experience requirements and standards established from time to time by the SEC and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time.

The Board shall elect the members of the Audit Committee at the first Board meeting practicable and may make changes from time to time pursuant to the provisions below. The members of the Audit Committee shall serve until their successors are appointed and qualify. There shall be a Chairman of the Audit Committee (the “Chairman”), whom shall also be appointed by the Board. The Chairman shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. The Chairman shall advise and counsel with the executives of the Company and shall perform such other duties as may from time to time be assigned to the Chairman by the Audit Committee or the Board.

An Audit Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Audit Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND COMMITTEE ACTION

The Audit Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than quarterly. Meetings of the Audit Committee shall be called by a majority of the members of the Audit Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Audit Committee members shall constitute a quorum. Actions of the Audit Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Audit Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Audit Committee. The Audit Committee shall report its minutes from each meeting to the Board.

A majority of the members of the Audit Committee may establish, consistent with the requirement of this Charter, such rules as may from time to time be necessary or appropriate for the conduct of the business of the Audit Committee. At each meeting, a majority of the members of the Audit Committee shall appoint as secretary a person who may, but need not, be a member of the Audit Committee. A certificate of the secretary of the Audit Committee or minutes of a meeting of the Audit Committee executed by the secretary setting forth the names of the members of the Audit Committee present at the meeting or actions taken by the Audit Committee at the meeting shall be sufficient evidence at all times as to the members of the Audit Committee who were present, or such actions taken.

The Audit Committee shall have the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.

The Audit Committee shall meet periodically with management and the Company’s independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint or replace the Company’s independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the Company’s independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Company’s independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

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The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for ordinary administrative expenses of the Audit Committee and payment of compensation to (i) the Company’s independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

The Audit Committee shall:

A.	Financial Statement and Disclosure Matters

1.	Meet with the Company’s independent auditor prior to the audit to review the scope, planning and staffing of the audit.

2.	Review and discuss with management and the Company’s independent auditor the Company’s annual audited financial statements, and recommend to the Board whether the Company’s audited financial statements should be included in any filing by the Company in accordance with the requirements established from time to time to time by the SEC, any securities exchange on which the Company’s securities are listed or quoted for trading or applicable law.

3.	Review and discuss with management and the Company’s independent auditor the Company’s quarterly financial statements, including the results of the review of the Company’s quarterly financial statements by the Company’s independent auditor, and recommend to the Board whether the Company’s quarterly financial statements should be included in any filing by the Company in accordance with the requirements established from time to time to time by the SEC, any securities exchange on which the Company’s securities are listed or quoted for trading or applicable law.

4.	Discuss with management and the Company’s independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

(a)	any significant changes in the Company’s selection or application of accounting principles;

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(b)	the Company’s critical accounting policies and practices;

(c)	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;

(d)	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and

(e)	any material written communications between the Company’s independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

6.	Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for any filing by the Company in accordance with the requirements established from time to time to time by the SEC, any securities exchange on which the Company’s securities are listed or quoted for trading or applicable law about any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

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B.	Oversight of the Company’s Relationship with the Independent Auditor

1.	At least annually, obtain and review a formal written report from the Company’s independent auditor, consistent with Independence Standards Board Standard 1, regarding (i) the internal quality-control procedures of the Company’s independent auditor, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues and (iv) all relationships between the Company’s independent auditor and the Company.

2.	Actively engage in a dialogue with the Company’s independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Company’s independent auditor and take, or recommending that the full board take, appropriate action to oversee the independence of the Company’s independent auditor.

3.	Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

4.	Evaluate the qualifications, performance and independence of the Company’s independent auditor, including whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the Company’s independent auditor to the Board.

5.	Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the Company’s independent auditing firm on a regular basis.

6.	Oversee the Company’s hiring of employees or former employees of the Company’s independent auditor who participated in any capacity in the audit of the Company.

7.	Be available to the Company’s independent auditor during the year for consultation purposes.

C.	Compliance Oversight Responsibilities

1.	Obtain assurance from the Company’s independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

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2.	Review and approve all related-party transactions.

3.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

4.	Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

5.	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Discuss with management and the Company’s independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

7.	Discuss with the Company’s Chief Financial Officer legal matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies.

8.	Review and approve all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

V.	LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the Company’s independent auditor.

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